Wilsons The Leather Experts Inc. and Subsidiaries
Supplemental Information — Consolidated Statement of Operations
(In Thousands, Except Per Share Amounts)
(Unaudited)

Reconciliation of GAAP Consolidated Statement of Operations to Adjusted Statement of Operations:

	Three Months Ended	Restructuring	Three Months Ended
	May 1,	And Other	May 1,
	2004 - As Reported	Charges (1)	2004 - Adjusted
Net sales	$97,751	$20,778	$76,973
Cost of goods sold, buying and occupancy costs	78,333	20,534	57,799

Gross margin	19,418	244	19,174
Selling, general and administrative expenses	28,109	3,254	24,855
Depreciation and amortization	15,357	11,168	4,189

Operating loss	(24,048)	(14,178)	(9,870)
Interest expense, net	2,744	—	2,744

Loss before income taxes	(26,792)	(14,178)	(12,614)
Income tax benefit	—	—	—

Net loss	$(26,792)	$(14,178)	$(12,614)

Basic and diluted loss per share:
Basic and diluted loss per share	$(1.30)	$(0.69)	$(0.61)

Weighted average shares outstanding — basic and diluted	20,687	—	20,687

(1)	Includes $14.2 million related primarily to the transfer of inventory to an independent liquidator in conjunction with the expected closing of approximately 111 stores, and lease termination costs and accelerated depreciation related to store closings.